Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED

REAL ESTATE AGREEMENT

by and between

ACI REAL ESTATE COMPANY LLC

and

AL RE INVESTOR HOLDINGS, LLC

DATED AS OF JUNE 9, 2020

[Signature Page to Amended and Restated Real Estate Agreement]

AMENDED AND RESTATED REAL ESTATE AGREEMENT, dated as of June 9, 2020 (this “Agreement”), between ACI Real Estate Company LLC, a Delaware limited liability company (the “Company”), and Al RE Investor Holdings, LLC, a Delaware limited liability company (the “RE Investor”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Certificate of Designations (as defined below).

WHEREAS, reference is hereby made to that certain Real Estate Agreement, dated as of May 20, 2020, between the Company and the RE Investor (the “Prior Agreement”);

WHEREAS, the Company and the RE Investor desire to amend and restate the Prior Agreement in its entirety;

WHEREAS, ACI and the Equity Investors are concurrently entering into the Amended and Restated Investment Agreement (the “Investment Agreement”) whereby, substantially concurrently with the Closing, ACI shall, on the terms and subject to the conditions set forth in the Investment Agreement, issue to the Equity Investors shares of (a) 6.75% Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”), which may be converted as set forth in the Certificate of Designations relating to the Series A-1 Preferred Stock into shares of Class A-1 Common Stock, par value $0.01 per share or shares of 6.75% Series A Convertible Preferred Stock (the “Series A Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Preferred Stock”) and (b) Series A Preferred Stock, which may be converted as set forth in the Certificate of Designations relating to the Series A Preferred Stock into shares of Class A Common Stock, par value $0.01 per share;

WHEREAS, prior to the Closing, ACI and its Subsidiaries shall enter into and consummate the transactions described in Exhibit A (collectively, the “Real Estate Reorganization”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby amend and restate the Prior Agreement in its entirety as follows:

ARTICLE I

Definitions

SECTION 1.01    Definitions. (a) As used in this Agreement (including the recitals hereto), the following terms shall have the following meanings:

“ACI” means Albertsons Companies, Inc.

“ACI 2030 Indenture” means that certain indenture dated as of February 5, 2020, by and among ACI, Safeway Inc., New Albertsons, L.P., Albertson’s LLC, the guarantors party thereto from time to time, and Wilmington Trust, National Association, as Trustee (the “Trustee”), with respect to the 4.875% Senior Notes due 2030 as in effect on the Closing Date.

“ACI Indentures” means the (i) the indenture, dated as of February 5, 2020 and as amended and supplemented from time to time, by and among the Issuers (as defined therein), the guarantors from time to time party thereto, and the Trustee, (ii) the indenture, dated as of May 31, 2016 and as amended and supplemented from time to time, by and among the Issuers (as defined therein), the guarantors from time to time party thereto, and the Trustee, (iii) the indenture, dated as of August 9, 2016 and as amended and supplemented from time to time, by and among the Issuers (as defined therein), the guarantors from time to time party thereto, and the Trustee, (iv) the indenture, dated as of February 5, 2019 and as amended and supplemented from time to time, by and among the Issuers (as defined therein), the guarantors from time to time party thereto, and the Trustee, (v) the indenture, dated as of November 22, 2019 and as amended and supplemented from time to time, by and among the Issuers (as defined therein), the guarantors from time to time party thereto, and the Trustee, (vi) the indenture, dated as of August 15, 2019 and as amended and supplemented from time to time, by and among the Issuers (as defined therein), the guarantors from time to time party thereto, and the Trustee, and (vii) an indenture, dated as of February 5, 2020 and as amended and supplemented from time to time by and among the Issuers (as defined therein), the guarantors from time to time party thereto, and the Trustee.

“ACM” means Apollo Capital Management, L.P.

“Accumulated Funding Deficiency” means, solely with respect to a Multiemployer Plan, the amount, determined as of the end of the plan year, equal to the excess (if any) of the total charges to the funding standard account of the plan for all plan years over the total credits to such accounts for such years, as determined under Section 431 of the Code, and as adjusted by Section 302(b)(5) of ERISA and Section 4971(g)(5) of the Code.

“Accumulated Funding Deficiency Claim” means any Claim by the IRS, a Multiemployer Plan or other Person, alleging that an Indemnified Person has any obligation to pay any Accumulated Funding Deficiency Liability.

“Accumulated Funding Deficiency Event” means a Multiemployer Plan experiences an Accumulated Funding Deficiency for a plan year.

“Accumulated Funding Deficiency Liability” means, solely with respect to a Multiemployer Plan, liability of the Company or any of its ERISA Affiliates to such a Multiemployer Plan, the IRS or other Person for (a) any excise taxes under Section 4971 of the Code, and/or (b) any minimum required contribution of the Company or any of its ERISA Affiliates necessary to avoid imposition of any additional taxes under Section 4971(b) of the Code.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person; provided, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of the RE Investor or any of its Affiliates, (ii) portfolio companies in which the RE Investor or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of the RE Investor or the RE Investor’s Affiliates and (iii) portfolio companies in which any equityholder of the Company or any of their respective Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of the Company. For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” “controlled by” and “under common control with” have meanings correlative to the foregoing.

“Appraised Value” means, with respect to a Real Estate Asset, (a) the Closing Appraised Value of such Real Estate Asset, (b) the fair market value of such Real Estate Asset as reflected in the Initial Exchange Appraisal, (c) the fair market value of such Real Estate Asset as reflected in a Current Appraisal or (d) the fair market value of such Real Estate Asset as reflected in a Distribution Appraisal, as applicable.

“Appraiser” means, Cushman & Wakefield or another qualified, independent Member Appraisal Institute appraiser selected by the Company and reasonably acceptable to RE Investor.

“Asset-Based Revolving Facility” means that certain Third Amended and Restated Asset-Based Revolving Credit Agreement, dated as of November 16, 2018 (as amended by Amendment No. 1, dated as of May 20, 2020), among ACI, as lead borrower, the subsidiary borrowers and guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A. as administrative and collateral agent as in effect on the Closing Date.

“Bankruptcy Filing” means an event that would constitute an “Event of Default” under Section 6.01(g) of the ACI 2030 Indenture.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Cash Escrow Account” has the meaning ascribed thereto in the Escrow Agreement.

“Certificate of Designations” shall mean the Certificate of Designations governing the Series A Preferred Stock or the Certificate of Designations governing the Series A-1 Preferred Stock, as applicable.

“Claim” means any demand against, or any pending or threatened legal or administrative proceeding, suit, arbitration, claim, charge, audit, investigation, inquiry or action against, or involving, one or more an Indemnified Persons.

“Claim Notice” means a written notice of any Withdrawal Liability Claim and/or Accumulated Funding Deficiency Event, as applicable, or any event or other facts that has resulted or that might result in a Withdrawal Liability Claim and/or Accumulated Funding Deficiency Claim, as applicable, or the imposition of, Withdrawal Liability and/or Accumulated Funding Deficiency Liability, as applicable, on one or more Indemnified Persons and, if known, the estimated amount of any such Withdrawal Liability and/or Accumulated Funding Deficiency Liability, as applicable.

“Closing Appraised Value” means, with respect to a Real Estate Asset, the fair market value of such Real Estate Asset reflected in the most recent appraisal provided to the RE Investor prior to the date hereof.

“Contribution Agreement” means the Master Contribution Agreement by and among ACI, Safeway Realty, LLC, Safeway and RealCo Holdings I, to be entered into in connection with the Real Estate Reorganization, in the form attached hereto as Exhibit B.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Current Appraisal” means, as of any date of determination, with respect to a Real Estate Asset, an appraisal setting forth the fair market value of such Real Estate Asset, which shall be (i) signed by an Appraiser, (ii) addressed to the RE Investor, (iii) made in compliance with the requirements of the Uniform Standard of Professional Appraisal Practice, or any successor thereto, and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder and (iv) made in accordance with Section 5.02(i).

“Data Room” means the electronic Donnelley Financial Solutions Venue containing documents and materials relating to ACI as constituted as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Environmental Law” means any federal, state or local Law or Judgment relating to pollution or protection of the environment, natural resources or, to the extent relating to exposure to hazardous or toxic substances, human health or safety.

“Equity Closing” means the Closing (as defined in the Investment Agreement).

“Equity Investors” means the Persons set forth on Annex A-1 and Annex A-2 to the Investment Agreement.

“Escrow Accounts” has the meaning ascribed thereto in the Escrow Agreement.

“Escrow Agent” means Citibank, N.A., PNC Bank, National Association or any other financial institution reasonably acceptable to the parties hereto.

“Escrow Agreement” means the Escrow Agreement by and among the Company, the RE Investor and the Escrow Agent, in the form attached hereto as Exhibit C.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Expiration Date” means the earlier of (x) the date of the conversion of all of the Series A Preferred Stock or Series A-1 Preferred Stock into Conversion Shares (as defined in the Investment Agreement) or (y) the date of the redemption of all outstanding Series A Preferred Shares and Series A-1 Preferred Stock in accordance with Section 6 of the Certificate of Designations.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Entity” means any federal, state or local, domestic or foreign governmental or regulatory (including any stock exchange) authority, agency, court, commission or other entity or self-regulatory organization.

“Guarantee” means any guarantee, letter of credit, surety bond (including any performance bond), credit support agreement or other assurance of payment.

“Hazardous Materials” means any waste, substance or material that is classified, regulated, defined or designated under Environmental Law as radioactive, explosive, highly flammable, hazardous or toxic or as a contaminant or a pollutant, including petroleum products, byproducts and distillates, heavy metals (such as lead and cadmium), ozone-depleting substances, chlorinated solvents, polychlorinated biphenyls, per- and polyfluoroalkyl substances, friable asbestos and toxic mold.

“Holder” means any registered holder of Preferred Stock from time to time.

“Indebtedness” means, with respect to any Person, without duplication, the principal of, accrued and unpaid interest, prepayment and redemption premiums or penalties then due and payable (if any), unpaid fees or expenses and other Liabilities in respect of (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person (other than extensions of trade credit to customers of such Person and its Subsidiaries in the ordinary course of business), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person which are or would be required to be classified as a finance lease under GAAP, (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (v) all Guarantees and arrangements having the economic effect of a Guarantee of such Person of any Indebtedness of any other Person, (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others (other than the purchase of inventory, supplies and equipment in the ordinary course of business), (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person, (ix) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities), and (x) all obligations of the type referred to in the foregoing clauses secured by any Lien on any property or asset.

“Indemnification Agreement” means the Indemnification Agreement, by and among ACI, the Company, RealCo Holdings I, RealCo Holdings II and the RE Investor, in the form attached hereto as Exhibit D.

“Indemnified Person” means the RE Investor and each Real Estate SPE that is owned by the RE Investor from time to time and their respective Affiliates and their respective directors, officers, employees, stockholders, members and agents.

“Indemnifying Person” means the Company and each of its Subsidiaries, excluding for the avoidance of doubt, any Indemnified Person.

“IRS” means the Internal Revenue Service.

“Investor Release Notice” has the meaning ascribed thereto in the Escrow Agreement.

“Judgment” means any judgment, injunction, order or decree of any Governmental Entity.

“Knowledge” means, with respect to the Company, the actual knowledge as of the date hereof of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Letter after due inquiry of the direct reports of such individual.

“Liabilities” means, collectively, all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due.

“Lien” means any mortgage, pledge, security interest, encumbrance, claim, lien, deed of trust, deed to secure debt, right of first refusal, right of first offer, easement, restriction, covenant, condition, title default, subleases, licenses, hypothecations, ownership or security interests of any kind, encroachment or other survey defect or charge of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law or any jurisdiction in connection with such Lien).

“Master Lease” means the Unitary Master Sublease, by and among the Company, as landlord and certain operating Subsidiaries of ACI, as tenant, in the form attached hereto as Exhibit E.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA, to which the Company or any of its ERISA Affiliates has contributed to or been obligated to contribute.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business that are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) Liens created by or through the actions of the RE Investor or any of its Affiliates, (iv) Liens discharged at or prior to the Closing Date, (v) transfer restrictions imposed by applicable securities or other Law, (vi) easements, rights-of-way, encroachments, restrictions, conditions and other similar non-monetary Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, would not reasonably be expected to impair in any material respect the use and operation of the applicable real property to which they relate in the conduct of the business of the Company and its Subsidiaries as currently conducted, (vii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such real property, (viii) Liens placed by any developer, landlord or owner on real property over which the Company or any of its Subsidiaries has leasehold or easement rights and subordination, non-disturbance or similar agreements relating thereto, (ix) Permitted Exceptions (as defined in the Master Lease) to the extent consented to, requested or caused by the Company and (x) Liens arising under any SPE Lease or the Master Lease.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, Governmental Entity or other entity.

“Rating Agency” means (i) each of Moody’s and S&P and (ii) if Moody’s or S&P ceases to rate ACI or any of its debt securities for reasons outside of ACI’s control, a “nationally recognized statistical rating organization,” as such term is defined under Section 3(a)(62) under the Exchange Act selected by ACI as a replacement agency for Moody’s or S&P, as the case may be.

“RealCo Entities” means RealCo Holdings I and each of its direct and indirect Subsidiaries.

“RealCo Governing Documents” means the RealCo Holdings I Operating Agreement, RealCo Holdings II Operating Agreement, RealCo Operating Agreement and the Real Estate SPE Operating Agreements.

“RealCo Holdings I” means ACI Real Estate Holding I Company LLC, a Delaware limited liability company.

“RealCo Holdings I Operating Agreement” means the amended and restated limited liability company agreement of RealCo Holdings I, by and among ACI, Safeway, Safeway Realty LLC, the RE Investor and RealCo Holdings I in the form attached hereto as Exhibit F.

“RealCo Holdings II” means ACI Real Estate Holding II Company LLC, a Delaware limited liability company.

“RealCo Holdings II Operating Agreement” means the amended and restated limited liability company agreement of RealCo Holdings II, by and among RealCo Holdings II, the RE Investor and RealCo Holdings I in the form attached hereto as Exhibit G.

“RealCo Operating Agreement” means the amended and restated limited liability company agreement of the Company, by and among the Company, the RE Investor and RealCo Holdings II in the form attached hereto as Exhibit H.

“RealCo Release Notice” has the meaning ascribed thereto in the Escrow Agreement.

“Real Estate Asset” means any real property to the extent (a) the owner thereof has good and valid marketable fee simple title and (b) owned free and clear of all material Liens (other than Permitted Liens).

“Real Estate Escrow Account” has the meaning ascribed thereto in the Escrow Agreement.

“Real Estate Portfolio” means, at any time, the Real Estate Assets held by the Real Estate SPEs.

“Real Estate Proceeds” means (i) the amount of proceeds realized from the sale of the Sale Properties and/or, in the case of a Failed Auction, Retained Properties pursuant to Section 5.02 hereof minus any Taxes and any reasonable associated fees and expenses (including the Broker and any other third-party advisors) incurred, directly or indirectly, by RE Investor as a result of the sale of the Sale Properties and/or, in the case of a Failed Auction, Retained Properties, pursuant to Section 5.02 hereof plus (ii) the Cash Distribution Amount plus (iii) the Additional Cash Distribution Amount. For these purposes, to the extent that the RE Investor is a pass-through entity for U.S. federal income tax purposes, income Tax liability shall be determined using an assumed tax rate equal to the highest combined marginal federal and state tax rates of an individual or corporation, as applicable, resident in New York, New York.

“Real Estate Proceeds Target Amount” means the product of (a) the aggregate Fixed Liquidation Preference of all outstanding shares of Preferred Stock as of immediately prior to the Real Estate Settlement and (b) 110%, plus an amount equal to any accrued and unpaid dividends on such shares of Preferred Stock as of immediately prior to the Real Estate Settlement.

“Post- Realization Period Proceeds Target Amount” means, during the ROFO Period, the product of (a) the aggregate Fixed Liquidation Preference of all outstanding shares of Preferred Stock as of immediately prior to the Real Estate Settlement and (ii) 115%, plus an amount equal to any accrued and unpaid dividends on such shares of Preferred Stock as of immediately prior to the Real Estate Settlement.

“Real Estate Reorganization Documents” means this Agreement, the Escrow Agreement, the RealCo Governing Documents, the Master Lease, the SPE Leases, the Contribution Agreement and each other Contract pursuant to which the Real Estate Reorganization is consummated.

“Real Estate SPE” means any Subsidiary of the Company that holds real Estate Assets.

“Real Estate SPE Operating Agreements” means the amended and restated limited liability company agreements of each Real Estate SPE, by and among the applicable Real Estate SPE, the RE Investor and the Company, each in the form attached hereto as Exhibit I.

“Related Agreements” means the Real Estate Reorganization Documents (other than this Agreement) and the Indemnification Agreement.

“Representative” means, with respect to any Person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such Person.

“Safeway” means Safeway, Inc., a Delaware corporation.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SPE Interests” means the equity interests of the Real Estate SPEs.

“SPE Lease” means, with respect to any Real Estate Assets owned by a Real Estate SPE, the Lease Agreement, by and between such Real Estate SPE, as landlord, and the Company, as tenant, that will be entered into at the Closing with respect to each Real Estate SPE and the Real Estate Assets that it owns and shall be upon all of the terms, covenants, conditions, and agreements set forth in the form of Master Lease, except that (i) “Landlord” under each SPE Lease will be the Real Estate SPEs that are parties thereto, (ii) “Tenant” under each SPE Lease will be only the Company, (iii) the “Leased Properties” under each SPE Lease will be only the properties owned by the Real Estate SPEs that are parties thereto, and (iv) the “Annual Rent” under each SPE Lease will be only the Annual Rent indicated on Schedule 3.1 attached of the Master Lease with respect to the properties that are the “Leased Properties” under such SPE Lease.

“Solvency Opinion” means an opinion from an accounting, appraisal or investment banking firm of nationally recognized standing that ACI is, as of immediately prior to effecting the applicable payment as set forth in Section 5.02(f), solvent and will be, after effecting such payment, solvent.

“Subsidiary” means, with respect to any Person, another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax” means any and all U.S. federal, state, local, non-U.S. and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, escheat, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Transaction Documents” means this Agreement, the Related Agreements and the Investment Agreement.

“Transaction Litigation” means any Action made or instituted or, to the Company’s Knowledge, threatened by, or any written or, to the Knowledge of the Company, oral demand by, any current or former stockholder (or other holder of any other equity securities) or creditor of the Company, or any Affiliate, trustee or beneficiary, or other person acting on behalf or for the benefit of any stockholder (or other holder of any other equity securities) or creditor of the Company, (i) asserting, seeking to assert, or based upon any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty or comparable claims by any officer, director, trustee, fiduciary, agent or current or former stockholder of the Company occurring prior to the Closing in connection with this Agreement or the Transaction Documents, or (ii) challenging this Agreement or the Transaction Documents or the transactions contemplated thereby or seeking to directly or indirectly enjoin, delay or prevent the transactions contemplated by the Transaction Documents or seeking damages in connection with the transactions contemplated by the Transaction Documents.

“Transactions” means the transactions contemplated by this Agreement and the Related Agreements.

“Transfer Instrument” means, (a) with respect to any Real Estate SPE, (i) a membership interest certificate evidencing the ownership of 100% of the membership interests of such Real Estate SPE and (ii) an instrument of transfer relating to the transfer to the RE Investor or its designee of such membership interest certificate and 100% of the membership interests of such Real Estate SPE and (b) with respect to any Real Estate Asset, title transfer documents relating to the transfer to the RE Investor or its designee of title in such Real Estate Asset.

“Withdrawal Liability” means, solely with respect to a Multiemployer Plan, liability to such a Multiemployer Plan as a result of a Withdrawal Liability Event.

“Withdrawal Liability Claim” means any Claim by the PBGC, a Multiemployer Plan or other Person, alleging that an Indemnified Person has any obligation to pay Withdrawal Liability.

“Withdrawal Liability Event” means a “complete withdrawal” (within the meaning of Section 4203 of ERISA), a “partial withdrawal” (within the meaning of Section 4205 of ERISA) or a “mass withdrawal” (within the meaning of Section 4041A of ERISA), in each case, by the Company or any of its ERISA Affiliates.

(b)    The words “date hereof”, “date of this Agreement” and words of similar import shall refer to May 20, 2020.

(c)    In addition to the terms defined in Section 1.01(a), the following terms have the meanings assigned thereto in the Sections set forth below:

Term	Section
Action	SECTION 3.05
Additional Cash Distribution Amount	SECTION 5.02(f)
Agreement	Preamble
Appraisal Period	SECTION 5.02(b)
Bankruptcy and Equity Exception	SECTION 3.03
Broker	SECTION 5.02(e)
Cash Distribution Amount	SECTION 5.02(b)
Cash Distribution Notice	SECTION 5.02(b)
Closing	SECTION 2.02
Closing Date	SECTION 2.02
Company	Preamble
Company Disclosure Letter	ARTICLE III
Company Fundamental Representations	SECTION 7.03(a)
Company Securities	SECTION 3.02
Contract	SECTION 3.03(b)
Deferred Diligence Assets	SECTION 6.04(a)
Distribution Amount	SECTION 6.01(c)
Distribution Appraisals	SECTION 6.02(a)
Distribution Date	SECTION 6.02(a)
Excess Real Estate Proceeds	SECTION 5.02(g)
Exchanged Asset	SECTION 6.03(a)
Exchanged Assets	SECTION 6.03(a)
Filed SEC Documents	ARTICLE III
Initial Exchange Appraisals	SECTION 5.02(b)
Initial Notice	SECTION 5.02(a)
Investment Agreement	Recitals
Investor Exchange Right	SECTION 5.01
Laws	SECTION 3.06
Non-Recourse Party	SECTION 8.05
Notice Date	SECTION 5.02(a)
Outside Date	SECTION 8.01(b)(i)
Owned Real Property	SECTION 3.09
Permits	SECTION 3.06
Preferred Stock	Recitals
Purchase	SECTION 2.01
Purchase Price	SECTION 2.01
RE Investor	Preamble
Real Estate Reorganization	Recitals
Real Estate Settlement	SECTION 5.02(c)
Real Estate Settlement Date	SECTION 5.02(c)

Term	Section
Realization Period	SECTION 5.02(e)
Released SPEs	SECTION 6.01(b)
Sale Properties	SECTION 5.02(e)
Selected Assets	SECTION 5.02(f)
Selected SPEs	SECTION 5.02(f)
Series A Preferred Stock	Recitals
Series A-1 Preferred Stock	Recitals
Settlement Selected Assets	SECTION 5.02(c)
Settlement Selected SPEs	SECTION 5.02(c)
Subsequent Selected Assets	SECTION 5.02(f)
Subsequent Selected SPEs	SECTION 5.02(f)
Subsequent Settlement	SECTION 5.02(f)
Trigger Date	SECTION 5.01

ARTICLE II

Purchase and Sale

SECTION 2.01    Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the RE Investor shall purchase and acquire from the Company, and the Company shall issue and sell to the RE Investor, the Investor Exchange Right, for an aggregate purchase price of $28,200,000 (the “Purchase Price”). The purchase of the Investor Exchange Right pursuant to this Section 2.01 is referred to as the “Purchase”.

SECTION 2.02    Closing. (a) The closing of the Purchase (the “Closing”) shall take place at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022, on the second Business Day following the satisfaction (or, to the extent permitted by Law, the waiver by the party entitled to the benefit thereof) of the conditions set forth in Article VI, other than those conditions that by their nature are to be satisfied as of the Closing (but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place, time and date as shall be agreed between the Company and the RE Investor; provided, that in no event shall the Closing occur prior to the date that is ten (10) Business Days following the date hereof. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall occur substantially concurrently with the Equity Closing. The Closing shall be deemed to occur and be effective as of 12:01 a.m. New York City time on the Closing Date.

(b)    At the Closing, to effect the purchase and sale of the Investor Exchange Right (i) the RE Investor shall pay to the Company, by wire transfer to a bank account designated in writing by the Company at least two Business Days prior to the Closing Date, in immediately available funds, the Purchase Price and (ii) the Company shall deposit, or cause to be deposited, with the Escrow Agent (A) cash into the Cash Escrow Account and (B) Transfer Instruments into the Real Estate Escrow Account for Real Estate SPEs and Real Estate Assets that, together with such cash (such cash valued at 150% of the amount thereof), have an aggregate Closing Appraised Value equal to an amount that is not less than 165% of the Fixed Liquidation Preference of the Preferred Stock outstanding as of immediately following the Closing (as defined in the Investment Agreement).

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to the RE Investor as of the date hereof and as of the Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that, except as (A) set forth in the confidential disclosure letter delivered by the Company to the RE Investor on the date hereof (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth on one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information, item or matter is relevant to such other section or subsection.

SECTION 3.01    Organization; Standing. (a) The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority necessary to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)    As of the Closing, each of the Real Estate SPEs shall be duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization. As of the Closing, each of the Real Estate SPEs shall be duly licensed or qualified to do business (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(c)    As of the Closing, neither the Company nor any of the Real Estate SPEs has ever had any employees. Except for the Real Estate Reorganization Documents and the contractual obligations associated therewith, as of the Closing, neither the Company nor any of the Real Estate SPEs is a party to any Contract, has incurred any Indebtedness or other Liabilities (other than Tax Liabilities and de minimis Liabilities in the ordinary course of business such as state franchise taxes), has acquired or has owned or used any assets (other than the Owned Real Property owned by it and the equity securities of the Real Estate SPEs, as applicable) or has engaged in any other business activities since its formation other than in connection with such formation. As of the Closing, (i) the Real Estate Reorganization was consummated substantially in accordance with Exhibit A and all applicable Laws and (ii) the RE Investor has received true, complete and correct copies of all of the Real Estate Reorganization Documents.

SECTION 3.02    Capitalization. The Company is a wholly-owned Subsidiary of RealCo Holdings II. The Company does not have any Subsidiaries and, as of

Closing, will not have any Subsidiaries other than the Real Estate SPEs, which will be wholly-owned Subsidiaries of the Company. Except as described in this Section 3.02, as of the date hereof (solely with respect to the Company), there were no and, as of the Closing, there will be no (i) outstanding equity or voting interests in the Company or the Real Estate SPEs, (ii) outstanding securities convertible into or exchangeable for equity or voting interests in the Company or any of the Real Estate SPEs, (iii) outstanding rights or other commitments or agreements to acquire from the Company or any of the Real Estate SPEs, or that obligate the Company or any of the Real Estate SPEs to issue, any equity or voting interests (or voting debt) in, or any securities convertible into or exchangeable for equity or voting interests in, the Company or any of the Real Estate SPEs, (iv) obligations of the Company or any of the Real Estate SPEs to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any equity or voting interests in the Company or any of the Real Estate SPEs (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) other obligations by the Company or any of the Real Estate SPEs to make any payments or provide any economic value based on the price or value of any Company Securities. There are no outstanding agreements of any kind that obligate the Company or, as of the Closing, will obligate any of the Real Estate SPEs to repurchase, redeem or otherwise acquire any equity interests of the Company or, as of the Closing, any of the Real Estate SPEs, or obligate the Company or, as of the Closing, obligate any of the Real Estate SPEs to grant, extend or enter into any such agreements relating to any equity interests, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity interests of the Company or any of the Real Estate SPEs.

SECTION 3.03 Authority; Noncontravention;. (a) The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and the Related Agreements that the Company is a party to and to perform its obligations hereunder and thereunder and to consummate the Transactions. As of the Closing, each Real Estate SPE will have all necessary limited liability company power and authority to execute and deliver the Related Agreements that such Real Estate SPE is a party to and to perform its obligations thereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Related Agreements that it is a party to, and the consummation by it of the Transactions, have been duly authorized and approved by its managing member and no other corporate action on the part of the Company or its member is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the Related Agreements that it is a party to and the consummation by it of the Transactions. The execution, delivery and performance by each Real Estate SPE of the Related Agreements that such Real Estate SPE is a party to, and the consummation by such Real Estate SPE of the Transactions, will, as of the Closing, have been duly authorized and approved by such Real Estate SPE’s managing member and no other limited liability company action on the part of the Real Estate SPEs or the Company will be necessary to authorize the execution, delivery and performance by the Real Estate SPEs of the Related Agreements that the Real Estate SPEs are a party to and the consummation by the Real Estate SPEs of the Transactions. This Agreement has been, and the Related Agreements that the Company and the Real Estate SPEs will be a party to will be on the Closing Date, duly executed and delivered by the Company and the Real Estate SPEs, as applicable, and, assuming due authorization, execution and delivery hereof and thereof by the other Parties thereto, this Agreement constitutes, and the Related Agreements that the

Company and the Real Estate SPEs will be a party to will, on the Closing Date, constitute, a legal, valid and binding obligation of the Company and the Real Estate SPEs, enforceable against the Company and the Real Estate SPEs in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)     The execution and delivery of this Agreement by the Company, the execution and delivery of any of the applicable Related Agreements by the Company and the Real Estate SPEs at the Closing, the consummation by the Company and the Real Estate SPEs of the Transactions, and the performance or compliance by the Company and the Real Estate SPEs with any of the terms or provisions hereof or thereof, will not (i) conflict with or violate any provision of (A) the Company’s certificate of formation and operating agreement (including, for the avoidance of doubt, the RealCo Operating Agreement) or (B) any similar organizational documents of any of the Real Estate SPEs including, for the avoidance of doubt, the Real Estate SPE Operating Agreements) or (ii) (x) violate or constitute a default (or constitute an event which, with notice or lapse of time or both, would constitute a violation or default) under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement, instrument, arrangement or understanding (each, a “Contract”) to which the Company or any of the Real Estate SPEs is a party or accelerate any obligations or rights under or give a right of termination of (whether or not with notice, lapse of time or both) any such Contract, (y) violate any Law, judgment, writ or injunction of any Governmental Entity applicable to the Company or any of the Real Estate SPEs in any material respect or (z) result in the creation of any Lien on any properties or assets of the Company or any of the Real Estate SPEs.

SECTION 3.04     Governmental Approvals. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity are necessary for the execution and delivery of this Agreement and the Related Agreements by the Company and the Real Estate SPEs, the performance by the Company of its obligations hereunder, the performance by the Company and the Real Estate SPEs of their respective obligations under the Related Agreements and the consummation by the Company and the Real Estate SPEs of the Transactions, other than such consents, approvals, filings, licenses, permits, authorizations, declarations or registrations the failure of which to obtain, make or give, would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Real Estate SPEs, taken as a whole.

SECTION 3.05     Legal Proceedings. As of the date of this Agreement, there is no legal or administrative proceeding, suit, arbitration, claim, charge, audit, investigation, inquiry or action (an “Action”) pending or, to the Knowledge of the Company, threatened against the Company by or before any Governmental Entity.

SECTION 3.06     Compliance with Laws; Permits. The Company and each Real Estate SPE are, and since their respective dates of formation have been, in compliance with all foreign, state, federal or local laws, statutes, common laws, ordinances, acts, codes, rules, regulations, orders, executive orders, judgments, injunctions, penalties, fines, writs, decrees, governmental guidelines or interpretations having the force of law, Permits, regulations, decrees and orders of Governmental Entities (collectively, “Laws”) applicable to the Company or any of the Real Estate SPEs, in each case except for instances of non-compliance that individually or in the aggregate, would not reasonably be expected to be material to the Company and the Real Estate SPEs, taken as a whole. The Company holds and, as of the Closing, each of the Real Estate SPEs will hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Real Estate SPEs, taken as a whole.

SECTION 3.07     Tax Matters. The Company is and has been since its date of formation, and at the Closing, each Real Estate SPE will be and will have been since its date of formation, treated for U.S. federal income tax purposes as a disregarded entity within the meaning of Treas. Reg. Section 301.7701-3(b)(ii).

SECTION 3.08     Environmental Matters. Except as would not be material to the Company and the Real Estate SPEs, taken as a whole, (a) the Company is, and as of Closing, the Real Estate SPEs will be, in compliance with, all Permits required under Environmental Laws for the occupancy of their respective owned or leased real property (including the Owned Real Property) and operation of their respective businesses, (b) there is no Action under any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company, (c) the Company has not received any unresolved written notice alleging that the Company is in violation of or has any liability under any Environmental Laws, (d) neither the Company nor, as of the Closing, any of Real Estate SPEs has treated, stored, disposed of, arranged for the disposal of, transported or handled Hazardous Materials in violation of Environmental Law; and (e) there has been no release of Hazardous Material at, on, under, to or from any owned or operated facility or property (including the Owned Real Property) that has not been fully resolved in accordance with Environmental Law.

SECTION 3.09     Real Property. On the Closing Date, each Real Estate SPE will have good and valid marketable fee simple title to the real estate (including the Real Estate Assets) owned by such Real Estate SPE (the “Owned Real Property”), free and clear of all Liens (other than Permitted Liens). To the Knowledge of the Company, no material default continues under any agreement or applicable Law affecting the Owned Real Property, except for any default that individually or in the aggregate with any related default, would not reasonably be expected to be material to the Real Estate Portfolio, taken as a whole. There is no pending or, to the Knowledge of the Company, threatened appropriation, condemnation, eminent domain or like proceeding, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property, except for such proceedings, which reasonably be expected to be material to the Company and the Real Estate SPEs, taken as a whole.

SECTION 3.10     No Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, finder’s, financial advisor’s or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by, or on behalf of, the Company or any of its Subsidiaries.

SECTION 3.11     No Other RE Investor Representations or Warranties. Except for the representations and warranties expressly set forth in Article IV hereof and such representations and warranties set forth in the other Transaction Documents, the Company hereby acknowledges that neither the RE Investor nor any of its Affiliates, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the RE Investor or any of its Affiliates, as applicable, or their respective businesses, operations, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the Company or any of its Representatives or any information developed by the Company or any of its Representatives. The Company, on behalf of itself and on behalf of its Subsidiaries and Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

ARTICLE IV

Representations and Warranties of the RE Investor

The RE Investor represents and warrants to the Company, as of the date hereof and as of the Closing (except to the extent made only as of a specified date, in which case such representation and warranty is made as of such date) that:

SECTION 4.01     Organization and Authority. The RE Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite limited liability company power and authority to carry on its business as presently conducted.

SECTION 4.02     Authorization; Enforceability. The RE Investor has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the Escrow Agreement by the RE Investor and the consummation of the Transactions, and compliance with the provisions of this Agreement and the Escrow Agreement, by the RE Investor have been duly authorized by all necessary limited liability company action on the part of the RE Investor. This Agreement has been and, as of the Closing, the Related Agreements to which it is party will be, duly executed and delivered by the RE Investor and, assuming the due authorization, execution and delivery hereof and thereof by the other parties thereto, constitutes a legal, valid and binding obligation of the RE Investor, enforceable against the RE Investor in accordance with its terms, subject, as to enforceability, to the Bankruptcy and Equity Exception.

SECTION 4.03     No Conflict. The execution and delivery by the RE Investor of this Agreement do not and will not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any right or benefit on the part of any third party under, or result in the creation of any Lien upon any of the properties or assets of the RE Investor under (i) the organizational or governing documents of the RE Investor or (ii) (A) any term, condition or provision of any Contract to which the RE Investor or any of its Affiliates is a party or by which any of its properties or assets are bound and that is material to the business of the RE Investor and its Affiliates, taken as a whole, (B) any Law that is material to the RE Investor and its Affiliates, taken as a whole, or (C) any Judgment, permit, concession, grant or franchise, in each case, applicable to the RE Investor or any of its Affiliates or any of its properties or assets, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the RE Investor’s ability to consummate the Transactions.

SECTION 4.04     Governmental Approvals. No consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity is necessary for the execution and delivery of this Agreement and the other Transaction Documents by the RE Investor, the performance by the RE Investor of its obligations hereunder and thereunder and the consummation by the RE Investor of the Transactions, other than such other consents, approvals, filings, licenses, permits, authorizations, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, be material to the RE Investor’s ability to consummate the Transactions.

SECTION 4.05     Litigation. As of the date of this Agreement, there are no Actions pending or, to the knowledge of the RE Investor, threatened in writing against RE Investor that seek to enjoin, or would reasonably be expected to have the effect of preventing or making illegal, any of the transactions contemplated by the Transaction Documents.

SECTION 4.06     No Broker. No agent, broker, investment banker, financial advisor or other firm or Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or any other commission or similar fee, or the reimbursement of expenses in connection therewith, in connection with any of the Transactions based upon arrangements made by or on behalf of the RE Investor or any of its Affiliates, except for Persons, if any, whose fees and expenses will be paid by the RE Investor or one of its Affiliates.

SECTION 4.07     Purchase for Investment. The Investor acknowledges that the Investor Exchange Right and SPE Interests will not have been registered under the Securities Act or under any state or other applicable securities laws. The Investor (a) acknowledges that it is acquiring the Investor Exchange Right (and, if the Investor Exchange Right is exercised, the equity interests of the Selected SPEs) pursuant to an exemption from registration under the Securities Act solely for investment and for the Investor’s own account and with no present intention or view to distribute any of the SPE Interests to any Person in violation of the Securities Act, (b) is knowledgeable, sophisticated and experienced in financial and business matters, fully understands the limitations on transfer and the restrictions on sales of such Investor Exchange Right and SPE Interests and is able to bear the economic risk of its investment and afford the complete loss of such investment, (c) (i) has such knowledge and experience in financial and business matters and in investments of this type, that it is capable of evaluating the merits and risks of its investment in the Investor Exchange Right and SPE Interests and of making an informed investment decision, (ii) has conducted an independent review and analysis of the business and affairs of the Company and its Subsidiaries that it considers sufficient and reasonable for purposes of making its investment in the Investor Exchange Right and SPE Interests and (iii) based thereon and on its own knowledge, has formed an independent judgment concerning the advisability of the Transactions, (d) is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and (e) is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered.

SECTION 4.08     Private Placement Consideration. The Investor understands and acknowledges that: (a) its representations and warranties contained herein are being relied upon by the Company as a basis for availing itself of such exemption and other exemptions under the securities Laws of all applicable states and for other purposes, (b) no U.S. state or federal agency has made any finding or determination as to the fairness of the terms of the sale of the Investor Exchange Right or any recommendation or endorsement thereof and (c) the Investor Exchange Right and SPE Interests are “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under applicable securities Laws such Investor Exchange Right and SPE Interests may be resold without registration under the Securities Act only in certain limited circumstances.

SECTION 4.09     Arm’s Length Transaction. The Investor is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Transactions.

SECTION 4.10     No Other Company Representations or Warranties. Except for the representations and warranties expressly set forth in Article III and such representations and warranties set forth in the other Transaction Documents, the RE Investor hereby acknowledges that neither the Company nor any of its Subsidiaries, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including with respect to any information provided or made available to the RE Investor or any of its Representatives or any information developed by the RE Investor or any of its Representatives. The RE Investor, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters, except with respect to fraud.

ARTICLE V

Investor Exchange Right

SECTION 5.01     Conditions. If any of the events described in Sections 5.01(a) through 5.01(e) occurs (the date of any such occurrence, a “Trigger Date”), then RE Investor shall have the right to exercise the “Investor Exchange Right” as set forth in and subject to the provisions of Section 5.02:

(a)     as of the 7th anniversary of the Issuance Date, any of the Preferred Stock is outstanding;

(b)     on or following the 4th anniversary of the Initial Public Offering, a Fundamental Change occurs and the related Fundamental Change Stock Price is less than the Conversion Price;

(c)     there is a downgrade by one or more gradations (including gradations within ratings categories as well as between ratings categories) or withdrawal of ACI’s credit rating by both Rating Agencies, as a result of which ACI’s credit rating is B- (or Moody’s equivalent) or lower;

(d)     any Preferred Dividends are not paid within thirty days of such Preferred Dividend’s due date; or

(e)     a Bankruptcy Filing has occurred.

SECTION 5.02     Investor Exchange Right

(a)     At any time within 45 days following a Trigger Date, the RE Investor may elect to send a written notice to the Company of its intention to exercise the Investor Exchange Right (the “Initial Notice” and the date of delivery of the Initial Notice, the “Notice Date”).

(b)     As soon as practicable following the Notice Date but in no event later than 30 days following the Notice Date (such 30 day period, the “Appraisal Period”), the Company shall obtain and deliver to the RE Investor a Current Appraisal of each Real Estate Asset in the Real Estate Portfolio (collectively, the “Initial Exchange Appraisals”); provided, that, if the Company obtained an appraisal for any Real Estate Asset prior to the Notice Date and such appraisal is dated as of a date that is no more than 90 days prior to the Notice Date, then such appraisal shall be deemed to be Current Appraisal for the purposes of this Section 5.02. Concurrently with the delivery of the Initial Exchange Appraisals, to the extent that any cash remains in the Cash Escrow Account, the Company shall provide written notice (the “Cash Distribution Notice”) to the RE Investor setting forth the amount of cash, if any, to be distributed to the RE Investor from the Cash Escrow Account in connection with the RE Investor’s exercise of the Investor Exchange Right (the “Cash Distribution Amount”); provided, that, such Cash Distribution Amount must be no less than the amount necessary for the RE Investor to receive, in accordance with Section 5.02(c), Settlement Selected SPEs and Settlement Selected Assets having an Appraised Value (calculated in accordance with Section 5.02(c)) equal to at least 130% of the Real Estate Proceeds Target less an amount equal to 118.18% of the Cash Distribution Amount. For the avoidance of doubt, subject to the proviso in the immediately preceding sentence, the Company may elect, in its sole discretion, to retain some or all of the cash remaining in the Cash Escrow Account and shall not be required to distribute any such cash to the RE Investor in respect the Company’s obligations under this Article V.

(c)     Promptly (and in no event more than 30 days) following the delivery of the Initial Exchange Appraisals and the Cash Distribution Notice, the RE Investor shall have the right to exercise the Investor Exchange Right (the exercise of the Investor Exchange Right, the “Real Estate Settlement” and the date the Investor Exchange Right is exercised, the “Real Estate Settlement Date”) by delivering to the Company and the Escrow Agent an Investor Release Notice directing the Escrow Agent to deliver to the RE Investor (i) the Cash Distribution Amount, if any, from the Cash Escrow Account and (ii) at the RE Investor’s option, in its sole discretion, (A) Transfer Instruments from the Real Estate Escrow Account with respect to the Real Estate SPEs, selected in the RE Investor’s sole discretion, which collectively own Real Estate Assets having an aggregate Appraised Value (as set forth in the Initial Exchange Appraisals) equal to not more than (x) 130% of the Real Estate Proceeds Target Amount less (y) an amount equal to 118.18% of the Cash Distribution Amount (the Real Estate SPEs so selected by the RE Investor, the “Settlement Selected SPEs” and the Real Estate Assets so selected by the RE Investor, the “Settlement Selected Assets”) or (B) Transfer Instruments with respect to the Settlement Selected Assets; provided, however, that, if (x) the Initial Exchange Appraisals for Real Estate Assets and (y) the Cash Distribution Notice are not delivered prior to the expiration of the Appraisal Period, (A) the RE Investor shall have the right to exercise the Investor Exchange Right promptly (and in no event more than 30 days) following the expiration of the Appraisal Period and (B) for purposes of this Section 5.02(c), the Cash Distribution Amount shall be deemed to be equal to all cash that remains in the Cash Escrow Account and the Appraised Value of the Real Estate Assets shall be equal to the fair market value thereof as determined by the RE Investor in good faith. As a condition to the exercise of the Investor Exchange Right pursuant to this Section 5.02(c), the RE Investor shall deliver, or cause to be delivered, to the Company on the Real Estate Settlement Date, all outstanding shares of Preferred Stock.

(d)     The Company and each Real Estate SPE that, as of immediately prior to the Real Estate Settlement or Subsequent Settlement owned Selected Assets, hereby irrevocably acknowledge and agree that, upon delivery of an Investor Release Notice to the Escrow Agent, the Escrow Agent’s delivery to the RE Investor of the cash from the Cash Escrow Account and the Transfer Instruments with respect to the Selected SPEs or Selected Assets, as applicable, from the Real Estate Escrow Account shall be self-effectuating without the need for, and regardless of, any further action by the Company, such Real Estate SPEs or any other Person (other than the Escrow Agent) and shall be deemed to vest in the RE Investor ownership in such cash and good and valid title to the Selected Assets or SPE Interests of such Selected SPEs, as applicable (free and clear of all Liens other than Permitted Liens) immediately upon the Escrow Agent’s receipt of such Investor Release Notice. Upon consummation of the Real Estate Settlement and any Subsequent Settlement, (i) the RE Investor shall enter into a new master lease in form and substance equivalent to the Master Lease (with only such deviations as are necessary to reflect the transfer of the Selected SPEs or the Selected Assets, as applicable, to the RE Investor or as otherwise consented to in writing by the RE Investor, in its reasonable discretion) with respect to the Selected SPEs or Selected Assets, as applicable, and (ii) the Master Lease shall be amended to reduce any payments owed under the Master Lease as set forth in the Master Lease. Until the sale of the Selected SPEs is complete, including any sales that may be required pursuant to Section 5.02(f) below, the Company shall retain ownership of any Real Estate SPEs (other than the Selected SPEs), the SPE Leases relating thereto shall remain in effect (and shall cause such Real Estate SPEs to retain and not transfer any properties owned thereby).

(e)     The RE Investor shall have up to (a) 180 days following the Real Estate Settlement Date (the “Initial Realization Period”) to enter into one or more agreements to sell the Selected Assets, Selected SPEs and/or the Real Estate Assets held by the Selected SPEs (the “Owned Sale Properties”) and (b) in the event that, as of the conclusion of the Initial Realization Period, the RE Investor has not receive bona fide offers for such Owned Sale Properties that, in the RE Investor’s good faith judgement, would, if accepted, collectively result in the RE Investor realizing Real Estate Proceeds at least equal to the Real Estate Proceeds Target Amount, an additional 90 days thereafter (the “Subsequent Realization Period” and together with the Initial Realization Period, if any, the “Realization Period”) to sell the Owned Sale Properties together with such other Real Estate SPEs and/or Real Estate Assets then owned by the Company (such other Real Estate SPEs and Real Estate Assets, the “Interim Sale Properties” and together with the Owned Sale Properties, the “Sale Properties”) as is necessary to, in the RE Investor’s good faith judgement, result in the RE Investor realizing Real Estate Proceeds at least equal to the Real Estate Proceeds Target Amount; provided, that, in the event that, as of the conclusion of the Realization Period, the RE Investor has not receive bona fide offers for Sale Properties that, in the RE Investor’s good faith judgement, would, if accepted, collectively result in the RE Investor realizing Real Estate Proceeds at least equal to the Real Estate Proceeds Target Amount (a “Failed Auction”), then the RE Investor shall not be obligated to sell any Sale Properties and shall be entitled to (i) deliver to the Company and the Escrow Agent an Investor Release Notice directing the Escrow Agent to deliver to the RE Investor Transfer Instruments from the Real Estate Escrow Account with respect to all Real Estate SPEs and/or Real Estate Assets then held in the Real Estate Escrow Account and (ii) retain any or all of the Sale Properties (such retained Sale Properties, the “Retained Properties”). The RE Investor shall engage CBRE, JLL, HFF, Cushman & Wakefield, Eastdil or another full service national commercial real estate brokerage firm selected by the RE Investor and reasonably satisfactory to the Company (the “Broker”) to act as its agent to solicit and procure prospective buyers for the Sale Properties. The RE Investor agrees to instruct the Broker to structure the sale of the Sale Properties (including the aggregation of the SPE Leases with master leases) in such a manner as in its good faith judgment, based on the advice of the Broker, as to achieve the highest aggregate price for the Sale Properties. Upon the sale of each Sale Property, the buyer thereof shall be required to, in accordance with Section 29 of the Master Lease, enter into an amended and restated SPE Lease solely to reflect the buyer (or if there is a sale of a Selected SPE, such Selected SPE) as the lessor and the applicable Affiliate of the Company as lessee. The Company shall, at its reasonable request and sole expense, have rights to consult with the RE Investor during the Realization Period, including rights to receive periodic updates reasonably requested by the Company, the right to recommend potential buyers and the right to receive reports on any submitted bids. During the Realization Period, the Company shall provide, and shall cause its Affiliates and Representatives to provide, commercially reasonable assistance as is reasonably requested by the RE Investor in connection with the RE Investor’s marketing and sale of the Sale Properties. Furthermore, no Real Estate SPE or Real Estate Asset shall be sold to any Person that directly controls, is controlled by, or is under common control with, a Person whose (x) business consists primarily of the retail sale of food and alcohol for off-premises consumption, drug store or any combination thereof; and (y) such Person operates such business either nationally operating one hundred and fifty (150) stores or more or regionally operating fifteen (15) stores or more, in each case, excluding, however, financial investors in real property (e.g., pension funds, life insurance companies, equity funds, and other investors or others engaged in making, purchasing, holding or otherwise investing in real property in the ordinary course).

(f)     From time to time during the Realization Period, the RE Investor shall have the right (the exercise of such right, the “Subsequent Settlement”) to deliver to the Company and the Escrow Agent an Investor Release Notice directing the Escrow Agent to deliver to the RE Investor, at the RE Investor’s option, in its sole discretion, (A) Transfer Instruments from the Real Estate Escrow Account with respect to the Real Estate SPEs, selected in the RE Investor’s sole discretion, which collectively own Real Estate Assets having an aggregate Appraised Value (as set forth in the Initial Exchange Appraisals) sufficient to provide the RE Investor, in the exercise of RE Investor’s commercially reasonable judgment, adequate assurance as to the availability of additional Real Estate Proceeds, together with the Real Estate Proceeds previously received and the amount of Real Estate Proceeds to be received from the sale of any remaining

Sale Properties then held by the RE Investor, at least equal to, but no more than 130% greater than, the Real Estate Proceeds Target Amount (the Real Estate SPEs so selected by the RE Investor, the “Subsequent Selected SPEs” and together with the Settlement Real Selected SPEs, the “Selected SPEs” and the Real Estate Assets so selected by the RE Investor, the “Subsequent Selected Assets” and together with the Settlement Selected Assets, the “Selected Assets”) or (B) Transfer Instruments from the Real Estate Escrow Account with respect to the Subsequent Selected Assets; provided, that, in lieu of any such additional delivery by the Escrow Agent, the Company may instead elect to pay to the RE Investor in cash the excess of the Real Estate Proceeds Target Amount over the amount of the Real Estate Proceeds received by RE Investor as of such time (any such cash actually received by the RE Investor, the “Additional Cash Distribution Amount”); provided, further, that, to the extent any such cash is contributed, directly or indirectly, by ACI or its Subsidiaries, such cash alternative shall be subject to delivery to the RE Investor of a Solvency Opinion pro forma for such cash contribution by ACI or its Subsidiaries to the Company.

(g)     Except in the event a Failed Auction occurs, if RE Investor realizes Real Estate Proceeds in excess of the Real Estate Proceeds Target Amount (such excess amount, the “Excess Real Estate Proceeds”), then RE Investor shall promptly pay such Excess Real Estate Proceeds to the Company. Except in the event a Failed Auction occurs, in the event that, following the disposition of all Sale Properties, the Real Estate Proceeds are less than the Real Estate Proceeds Target Amount, the Company shall promptly pay such shortfall to RE Investor in cash; provided, further, that, to the extent any such cash is contributed, directly or indirectly, by ACI or its Subsidiaries, such cash alternative shall be subject to delivery to the RE Investor of a Solvency Opinion pro forma for such cash contribution by ACI or its Subsidiaries to the Company.

(h)     To the extent there are Excess Real Estate Proceeds, the parties hereto agree that such Excess Real Estate Proceeds shall be treated as being attributable to the sale of Real Estate SPEs or Real Estate Assets, as applicable, in each case, owned by the Company and never transferred to the RE Investor for all applicable U.S. federal, state and local income tax purposes.

(i)     For purposes of any Current Appraisal, in determining the Appraised Value of a Real Estate Asset, the Appraiser shall add the present value of (x) the rent for the remaining current term of the applicable SPE Lease (with assumed increases in the CPI to be determined by the Appraiser) (without extensions) and (y) the residual value of such Real Estate Asset as of the end of the then current term of the applicable SPE Lease (without extensions). The Appraiser shall (A) have no right, power or authority to alter or modify the provisions of this Agreement, the Master Lease or the applicable SPE Lease, (B) utilize the definition of fair market value hereinabove set forth, (C) be registered in the state where such Real Estate Asset is located and (D) determine the fair market value of each Real Estate Asset separately and without any premium that may be achievable by the sale of multiple Real Estate Assets in a single or series of related transactions.

(j)     In the event a Failed Auction occurs, during the period beginning on the expiration of the Realization Period and ending on the three year anniversary of the expiration of the Realization Period (the “ROFO Period”), if the RE Investor intends to sell Retained Properties with an aggregate Appraised Value (as set forth in the Initial Exchange Appraisals) of $250,000,000 or more in a single sale process, the RE Investor shall first offer to sell such

Retained Properties to the Company by providing written notice to the Company that sets forth the Retained Properties proposed to be sold (the “ROFO Properties”) (such notice, the “ROFO Notice”). The Company shall have 10 days following the receipt of a ROFO Notice to provide a written offer to the RE Investor to purchase such ROFO Properties for cash, along with a purchase and sale agreement executed by the Company and containing customary terms for the sale of real estate and shall have 60 days following the execution by the RE Investor of such agreement to consummate such transaction. If the RE Investor rejects the Company’s offer, then the RE Investor shall only be permitted to sell the ROFO Properties to a third party at a purchase price that is greater than or equal to the purchase price offered by the Company. If the Company does not submit an offer or does not consummate the transaction within 60 days after the RE Investor executes the purchase and sale agreement for such ROFO Properties, then the RE Investor shall be permitted to sell the ROFO Properties to a third party at a price determined by the RE Investor in its sole discretion.

(k)     In the event that the RE Investor determines, after solicitation of proposals for the ROFO Properties but before acceptance of any such proposals, to exclude Retained Properties from or add other Retained Properties to the pool of ROFO Properties, it shall notify the Company of the revised pool of ROFO Properties (the “Modified ROFO Properties”) (without notifying the Company of the bid or bids that it has received for the Modified ROFO Properties) (such notice, a “Modified ROFO Notice”), and the Company shall have 5 days following receipt of the Modified ROFO Notice to provide a written offer to the RE Investor to purchase the Modified ROFO Properties for cash, along with a purchase and sale agreement executed by the Company consistent with the requirements in Section 5.02(j). If the RE Investor rejects the Company’s offer, then the RE Investor shall only be permitted to sell the Modified ROFO Properties to a third party at a purchase price that is greater than or equal to the purchase price offered for the Modified ROFO Properties by the Company. If the Company does not submit an offer or does not consummate the transaction within 60 days after the RE Investor executes the purchase and sale agreement for such Modified ROFO Properties, then the RE Investor shall be permitted to sell the Modified ROFO Properties to a third party at a price determined by the RE Investor in its sole discretion.

(l)     If, during the ROFO Period, the RE Investor consummates one or more third party sales for Retained Properties, and as of result of such sales the RE Investor realizes Real Estate Proceeds in excess of the Post- Realization Period Proceeds Target Amount, the RE Investor shall be required to promptly pay such 50% of such excess to the Company. If following such payment, the RE Investor still owns any Retained Properties, then following each sale of a Retained Property to a third party during the ROFO Period, the RE Investor shall promptly pay to the Company 50% of the difference between (i) the proceeds received by the RE Investor as a result of such sale and (ii) any Taxes and any reasonable associated fees and expenses (including the Broker and any other third-party advisors) incurred, directly or indirectly, by RE Investor as a result of the sale of such Retained Property. No amounts shall be due to the Company pursuant to this Section 5.02(l) in respect of any sales of Retained Properties that occur following the expiration of the ROFO Period.

ARTICLE VI

Other Agreements

SECTION 6.01     Substitution of Real Estate Assets Pursuant to the Master Lease.

(a)     The parties acknowledge that the Tenants (as defined in the Master Lease) have, pursuant to and in accordance with Section 28.1 of the Master Lease, the right from time to time to request a substitution of Real Estate Assets under the Master Lease (which substitution shall be subject to the fulfillment of all of the terms and conditions set forth in Section 28.2 and 28.3 of the Master Lease) having (A) a Closing Appraised Value, if the substitution occurs on or prior to the three month anniversary of the Closing Date, or (B) otherwise, an Appraised Value (as set forth in a Current Appraisal as of a date that is no more than 180 days prior to the substitution) equal to or greater than the Real Estate Assets that are proposed to be released from the Master Lease, or to add additional Real Estate Assets to the Master Lease by effecting a contribution of such Real Estate Assets to the Company. If the Company receives such request, it shall seek the approval of the RE Investor under the RealCo Operating Agreement (which approval may be given or withheld in the RE Investor’s sole discretion). The request for approval of the RE Investor shall include a copy of the applicable Appraisal, such other diligence documents (consistent with those provided prior to Closing) with respect to the substitute Real Estate Assets and all other documentation and information required to be delivered to the Company pursuant to Section 28.2 of the Master Lease. If RE Investor approval is obtained in accordance with the RealCo Operating Agreement, the Company shall, in consultation with the RE Investor, determine if such Real Estate Assets shall be contributed to existing Real Estate SPEs or if the Company shall form new Real Estate SPE(s). If the Company and the RE Investor determine that new Real Estate SPEs should be formed, the Company shall form such Real Estate SPE (or multiple Real Estate SPEs). The Company shall then (i) contribute the Real Estate Assets to the Real Estate SPE(s) as determined by the Company and RE Investor, (ii) enter into an SPE Lease with such Real Estate SPE(s), (iii) add such Real Estate Assets to the Master Lease and (iv) concurrently with such contribution, deposit Transfer Instruments for such Real Estate Assets into the Real Estate Escrow Account in accordance with the terms of the Escrow Agreement. If the Company has formed new Real Estate SPEs then, in addition to the foregoing, the Company shall (x) enter into a Real Estate SPE Operating Agreement with such Real Estate SPE(s) and admit the RE Investor to such Real Estate SPE(s) as a Special Non-Economic Member and (y) concurrently with the deposit of Transfer Instruments for the Real Estate Assets into the Real Estate Escrow Account set forth above, deposit Transfer Instruments for such Real Estate SPEs into the Real Estate Escrow Account in accordance with the terms of the Escrow Agreement.

(b)     If a substitution of Real Estate Assets is occurring in accordance with the terms of the Master Lease, then, concurrently with the deposit of Transfer Instruments in accordance with Section 6.01(a), the Company and RE Investor shall execute and deliver a RealCo Release Notice to the Escrow Agent instructing the Escrow Agent to release to the Real Estate SPE that owns such Real Estate Asset the Transfer Instruments with respect to each such Real Estate Asset that is being substituted out of the Real Estate Portfolio in accordance with the terms of the Master Lease to the Real Estate SPE that owns such Real Estate Asset. Following the release of Transfer Instruments to a Real Estate SPE in accordance with this Section 6.01(b), such Real Estate SPE shall be permitted to distribute such Real Estate Assets to the Company for further distribution to its member and the applicable SPE Lease and Master Lease shall be terminated with respect to such Real Estate Assets.

(c)     To the extent that, following the distribution of Real Estate Assets in accordance with Section 6.01(b), any Real Estate SPE would no longer own any Real Estate Assets (such Real Estate SPE, a “Released SPE”), then (i) the Company and the RE Investor shall execute a RealCo Release Notice instructing the Escrow Agent to release to the Company the Transfer Instruments with respect to such Released SPE(s), (ii) the Company shall have the right to distribute such Released SPE(s) to its member (iii) the Real Estate SPE Operating Agreement of such Released SPE(s) shall be amended and restated and the RE Investor shall no longer be a Special Non-Economic Member thereof and (iv) if any such Released SPEs are distributed by the Company, the Master Lease will terminate with respect to the Real Estate Assets held by such Released SPEs and the applicable SPE Leases may thereafter be terminated.

(d)     If additional Real Estate Assets are being added to the Master Lease, the Company may obtain a distribution of an amount of cash (the “Distribution Amount”) from the Cash Escrow Account such that, after giving effect to such distribution of cash and contribution of such Real Estate Assets, the sum of (i) the aggregate Appraised Value of the Real Estate Assets subject to the Master Lease and (ii) the amount of cash remaining on deposit in the Cash Escrow Account (with cash being valued at 150% of the amount thereof) shall equal an amount that is greater than or equal to 165% of the Fixed Liquidation Preference of the Preferred Stock then outstanding, plus accrued and unpaid dividends. If the additional Real Estate Assets are approved by the RE Investor pursuant to the RealCo Operating Agreement, then, concurrently with the deposit of the Transfer Instruments in accordance with Section 6.01(b), the Company and RE Investor shall execute and deliver a RealCo Release Notice to the Escrow Agent instructing the Escrow Agent to release to the Company, from the Cash Escrow Account, an amount of cash, equal to the Distribution Amount, by wire transfer of immediately available funds.

(e)     Following any receipt of cash by the Company cash pursuant to Sections 16.3, 17.3 and 28.2(A)(iii) of the Master Lease, the Company shall, within one Business Days of receipt of such cash, deposit such cash into the Cash Escrow Account in accordance with the terms of the Escrow Agreement.

SECTION 6.02     Company Distribution Right

(a)     Following each occasion (the date such occasion occurs, the “Distribution Date”) on which the Fixed Liquidation Preference of the remaining outstanding Preferred Stock is reduced by at least $583,330,000 (whether as a result of mandatory conversion in accordance with Section 10 of the Certificate of Designations, optional conversion in accordance with Section 11 of the Certificate of Designation or a negotiated repurchase for cash) since the later of (i) the initial issuance date of the Preferred Stock and (ii) the last date of a distribution pursuant to this Section 6.02, the Company shall obtain and deliver to the RE Investor a Current Appraisal, as of the Distribution Date, of each Real Estate Asset in the Real Estate Portfolio (collectively, the “Distribution Appraisals”). Following such the receipt of such Distribution Appraisals, the Company shall determine, in its sole discretion, whether the Company desires to have cash, Real Estate Assets or a combination of cash and Real Estate Assets distributed from the Escrow Accounts.

(b)     Following delivery of the Distribution Appraisals to the RE Investor:

(i)     If the Company desires to have Real Estate Assets distributed from the Real Estate Escrow Account, the Company and the RE Investor shall execute a RealCo Release Notice instructing the Escrow Agent to distribute, to the Real Estate SPEs that own such Real Estate Assets, Transfer Instruments from the Real Estate Escrow Account with respect to the Real Estate Assets selected by the Company and that are reasonably acceptable to the RE Investor. Following the release of Transfer Instruments to a Real Estate SPE in accordance with this Section 6.02(b)(i), such Real Estate SPEs shall be permitted to distribute such Real Estate Assets to the Company for further distribution to its member and the applicable SPE Lease and Master Lease shall be terminated with respect to such Exchanged Asset; and

(ii)     If the Company desires to have cash distributed from the Cash Escrow Account, the Company and RE Investor shall execute and deliver to the Escrow Agent a RealCo Release Notice instructing the Escrow Agent to release to the Company, from the Cash Escrow Account, cash in the amount that the Company has elected to distribute in accordance with this Section 6.02.

Notwithstanding the foregoing, the Company may effect a distribution of cash and Real Estate Assets only if, after giving effect to such distribution from the Escrow Accounts, as a result of such distribution, the sum of (x) the aggregate Appraised Value (as set forth in the Distribution Appraisals) of the Real Estate Assets whose Transfer Instruments remain in the Real Estate Escrow Account plus (y) plus the cash remaining in the Cash Escrow Account (valued at 150% of the amount thereof) would equal an amount that is not less than 165% of the Fixed Liquidation Preference of the remaining outstanding Preferred Stock, plus any accrued and unpaid dividends thereon.

(c)     To the extent that, following the distribution of Real Estate Assets in accordance with Section 6.02(b)(i), any Real Estate SPE would become a Released SPE, then (i) the Company and the RE Investor shall execute a RealCo Release Notice instructing the Escrow Agent to release to the Company the Transfer Instruments with respect to such Released SPE(s), (ii) the Company shall distribute such Released SPE(s) to its member (iii) the Real Estate SPE Operating Agreement of such Released SPE(s) shall be amended and restated and the RE Investor shall no longer be a Special Non-Economic Member thereof and (iv) if any such Released SPEs are distributed by the Company, the Master Lease will terminate with respect to the Real Estate Assets held by such Released SPEs and the applicable SPE Leases may thereafter be terminated.

SECTION 6.03     Deferred Diligence Assets.

(a)     RE Investor hereby acknowledges that as of the Closing, certain Real Estate Assets in the Real Estate Portfolio may not have official zoning reports as a result of local governmental offices being closed due to the COVID-19 pandemic (such Real Estate Assets, the “Deferred Diligence Assets”). Following the Closing, the Company shall use commercially reasonable efforts to obtain as soon as reasonably practicable official zoning reports for the Deferred Diligence Assets. Promptly following the receipt by the Company of any official zoning report for a Deferred Diligence Asset, the Company shall provide such official zoning report to the RE Investor. If, for any Deferred Diligence Asset, within three months following the Closing: (x) the Company is unable to obtain an official zoning report for such Deferred

Diligence Asset or (y) the official zoning report obtained after the Closing for such Deferred Diligence Asset reflects a material decrease on the value of such Deferred Diligence Asset or such Deferred Diligence Asset’s use as a grocery store from that reflected in the unofficial zoning report prepared by ACI’s consultant and provided to RE Investor prior to the Closing, then for each such Deferred Diligence Asset described in clause (x) and (y) hereof (each an “Exchanged Asset”, and collectively, the “Exchanged Assets”), cash (valued at 150% of the amount thereof) and/or Real Estate Assets (with official zoning reports and appraisals) will be contributed to the Company, the combined appraised value of which will be greater than or equal to the appraised value of such Exchanged Asset at Closing (assuming that the unofficial zoning report was correct); provided, that, any Real Estate Assets proposed to be contributed to the Company shall be approved by the RE Investor in accordance with the terms of the RealCo Operating Agreement.

(b)     Following any contribution of Real Estate Assets pursuant to Section 6.03(a), the Company shall, in consultation with the RE Investor, determine if such Real Estate Assets shall be contributed to existing Real Estate SPEs or if the Company shall form new Real Estate SPE(s). If the Company and the RE Investor determine that new Real Estate SPEs should be formed, the Company shall form such Real Estate SPE (or multiple Real Estate SPEs). The Company shall then (i) contribute the Real Estate Assets to the Real Estate SPE(s) as determined by the Company and RE Investor, (ii) enter into an SPE Lease with such Real Estate SPE(s), (iii) add such Real Estate Assets to the Master Lease and (iv) deposit the Transfer Instruments for such Real Estate Assets into the Real Estate Escrow Account in accordance with the terms of the Escrow Agreement. If the Company has formed new Real Estate SPEs then, in addition to the foregoing, the Company shall (x) enter into a Real Estate SPE Operating Agreement with such Real Estate SPE(s) and admit the RE Investor to such Real Estate SPE(s) as a Special Non-Economic Member and (y) concurrently with the deposit of Transfer Instruments for the underlying Real Estate Assets into the Real Estate Escrow Account, deposit Transfer Instruments for such Real Estate SPEs into the Real Estate Escrow Account in accordance with the terms of the Escrow Agreement.

(c)     Following any contribution of cash pursuant to Section 6.03(a), the Company shall, within 5 Business Days of receipt of such cash, deposit such cash into the Cash Escrow Account in accordance with the terms of the Escrow Agreement.

(d)     Concurrently with the deposit of cash and Transfer Instruments in accordance with Sections 6.03(b) and (c), the Company and the RE Investor shall execute a RealCo Release Notice instructing the Escrow Agent to release the Transfer Instruments with respect to each Exchanged Asset to the Real Estate SPE that owns such Exchanged Asset. Following the release of Transfer Instruments to a Real Estate SPE in accordance with this Section 6.03(d), such Real Estate SPE shall be permitted to distribute such Exchanged Asset to the Company for further distribution to its member and the applicable SPE Lease and Master Lease shall be terminated with respect to such Exchanged Asset.

(e)     To the extent that, following the distribution of Real Estate Assets in accordance with Section 6.03(d), any Real Estate SPE would become a Released SPE, then (i) the Company and the RE Investor shall execute a RealCo Release Notice instructing the Escrow Agent to release to the Company the Transfer Instruments with respect to such Released SPE(s), (ii) the

Company shall distribute such Released SPE(s) to its member (iii) the Real Estate SPE Operating Agreement of such Released SPE(s) shall be amended and restated and the RE Investor shall no longer be a Special Non-Economic Member thereof and (iv) if any such Released SPEs are distributed by the Company, the Master Lease will terminate with respect to the Real Estate Assets held by such Released SPEs and the applicable SPE Leases may thereafter be terminated.

SECTION 6.04     Indemnification

(a)     Indemnification. Subject to the terms, conditions and limitations of this Section 6.04, the Company and each other Indemnifying Person shall, jointly and severally, indemnify and hold harmless each Indemnified Person from and against any Withdrawal Liability and/or Accumulated Funding Deficiency Liability, as applicable, imposed on, or incurred by, such Indemnified Person in connection with a Withdrawal Liability Event and/or an Accumulated Funding Deficiency Event, as applicable, arising prior to the Expiration Date, along with all reasonable costs and expenses incurred by such Indemnified Person in connection with the same.

(b)     Non-Duplication. No Indemnifying Person shall be liable under this Section 6.04, to make any payment in connection with any Claim made against any Indemnified Person to the extent any of such Indemnified Person has otherwise actually received payment of the amounts otherwise indemnifiable under this Section 6.04 pursuant to the Transaction Documents. Notwithstanding any provision of this Section 6.04 or any other Transaction Document, no Indemnified Person shall be entitled to indemnification under this Section 6.04 with respect to any liability if any such indemnification would constitute a duplicative payment of amounts recovered pursuant to any other Transaction Document.

(c)     Cooperation. An Indemnified Person shall reasonably cooperate with each Indemnifying Person with respect to resolving any Withdrawal Liability Claim and/or Accumulated Funding Deficiency Claim, as applicable.

(d)     Sole Remedy. The indemnification provisions contained in this Section 6.04 provide the sole and exclusive remedy as to any claim by an Indemnified Person to be indemnified for Withdrawal Liability and/or Accumulated Funding Deficiency Liability, as applicable. The RE Investor hereby waives, on behalf of itself and each other Indemnified Person, any other rights or remedies that may arise under any applicable Law or other Transaction Agreement, and shall refrain from, directly or indirectly, asserting any Action of any kind against any Person, relating to indemnification for Withdrawal Liability and/or Accumulated Funding Deficiency Liability, as applicable.

(e)     Claims Procedure. Within seven (7) Business Days of receipt by an Indemnified Person of a Withdrawal Liability Claim and/or an Accumulated Funding Deficiency Claim, as applicable, that has been made or threatened in writing to be made specifically against one or more Indemnified Persons but not the Company or another Indemnifying Person, the Indemnified Person shall provide the Company with a Claim Notice, together with a copy of any written Withdrawal Liability Claim and/or an Accumulated Funding Deficiency Claim, as applicable, and any supporting documents reasonably available to such Indemnified Person; provided that, the failure of an Indemnified Person to deliver a timely Claim Notice to the Company shall not affect the indemnification provided hereunder. Any dispute regarding the

Indemnified Person’s entitlement to indemnification in connection with a Claim Notice shall be resolved by any legally available means consistent with the provisions of this Section 6.04 or as otherwise agreed in writing between the parties.

(f)     Control of Claim.

(i)     The Company shall have the sole right to represent the interests of the Indemnified Person relating to any Withdrawal Liability Claim and/or any Accumulated Funding Deficiency Claim, as applicable, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings, subject, in each case, to a duty of good faith and a standard of commercial reasonableness; provided that, the Company shall timely inform the Indemnified Person of the status of any such proceedings, shall timely provide the RE Investor (at the Company’s cost and expense) with copies of any pleadings, correspondence, and other documents as the RE Investor may reasonably request, and, upon the reasonable request by the RE Investor, shall consult with the RE Investor regarding the status of any such proceedings and shall reasonably consider any recommendations from the RE Investor regarding suggested actions to be taken in connection with such proceedings; provided, further, that, the Company’s right to represent the interest of the Indemnified Persons relating to any Withdrawal Liability Claim and/or any Accumulated Funding Deficiency Claim, as applicable, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings shall cease upon the insolvency of the Company.

(ii)     No Indemnified Person shall admit, or agree to the imposition of, any Withdrawal Liability and/or an Accumulated Funding Deficiency Liability, as applicable, or otherwise settle, compromise or discharge, any Withdrawal Liability Claim and/or an Accumulated Funding Deficiency Claim, as applicable, without the Company’s prior written consent, which shall not be unreasonably withheld. The Company, on behalf of each Indemnified Person, shall have the sole authority to settle, compromise or discharge any Withdrawal Liability Claim and/or an Accumulated Funding Deficiency Claim, as applicable; provided, that, the Company’s authority to settle, compromise or discharge any Withdrawal Liability Claim and/or any Accumulated Funding Deficiency Claim, as applicable, shall cease upon the insolvency of the Company.

ARTICLE VII

Conditions to Closing

SECTION 7.01     Conditions to the Obligations of the Company and the RE Investor. The respective obligations of each of the Company and the RE Investor to effect the Transactions are subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Company and the RE Investor on or prior to the Closing Date of the following conditions:

(a)    (i) No Governmental Entity shall have issued any order, decree or ruling, (ii) no Action shall have been commenced by a Governmental Entity seeking any order, decree or ruling and (iii) no Law shall be in effect, in any case, enjoining, restraining or otherwise prohibiting any of the Transactions; and

(b)     The Equity Closing shall have occurred substantially concurrently with the Closing.

SECTION 7.02     Conditions to the Obligations of the Company. The obligations of the Company to effect the Transactions are further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

(a)     all representations and warranties of the RE Investor set forth in this Agreement shall be true and correct (without giving effect to any limitation or qualification as to “materiality” or “material adverse effect” set forth in such representations and warranties) in all material respects at and as of the Closing Date, with the same force and effect as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on such earlier date);

(b)     the RE Investor shall have duly executed and delivered to the Company the RealCo Governing Documents, the Escrow Agreement and the Indemnification Agreement; and

(c)     the Company shall have received a certificate, signed by a duly authorized officer of the RE Investor, certifying as to the matters set forth in Sections 7.02(a).

SECTION 7.03     Conditions to the Obligations of the RE Investor. The obligations of the RE Investor to effect the Transactions are further subject to the satisfaction or (to the extent permitted by Law) waiver by the RE Investor on or prior to the Closing Date of the following conditions:

(a)    (i)     the representations and warranties of the Company set forth in Article III hereof (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” set forth in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty speaks to an earlier date, in which case such representation or warranty shall so be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Real Estate SPEs, taken as a whole and (ii) the representations and warranties of the Company set forth in Section 3.01 (Organization; Standing), Section 3.02 (Capitalization), Section 3.03 (Authority; Noncontravention), Section 3.08 (Real Property) and Section 3.09 (No Broker) (collectively the “Company Fundamental Representations”) shall be true and correct (without giving effect to any limitation or qualification as to “materiality” set forth in such representations and warranties) in all material respects at and as of the Closing Date, with the same force and effect as if made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(b)     the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(c)     the Real Estate Reorganization shall have been consummated substantially in accordance with Exhibit A and all applicable Laws;

(d)     the Company shall have (i) duly executed and delivered to the RE Investor the Escrow Agreement and (ii) delivered to the RE Investor (A) the RealCo Governing Documents (duly executed by each of the Parties thereto other than the RE Investor), (B) a duly executed copy of the Master Lease, (C) a duly executed copy of each SPE Lease, (D) a duly executed copy of the Contribution Agreement, (D) a true lease opinion from Deloitte Tax LLP regarding the Master Lease substantially in the form attached hereto as Exhibit J, (E) a true contribution agreement from Schulte Roth & Zabel LLP in the form attached hereto as Exhibit K and (F) a duly executed copy of the Indemnification Agreement;

(e)     the RE Investor shall have received a certificate, signed by a duly authorized officer of the Company, certifying as to the matters set forth in Sections 7.03(a) and 7.03(b); and

(f)     the Company shall deliver to the RE Investor evidence in form and substance reasonably satisfactory to the RE Investor that each of the RealCo Entities has been designated by ACI and its Subsidiaries as an “Unrestricted Subsidiary” pursuant to, and as such term is defined in, the ACI Indentures and the Asset-Based Revolving Facility.

SECTION 7.04     Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use, in accordance with the terms of this Agreement, its required efforts to cause the Closing to occur shall have been a principal cause of the failure of such condition. The RE Investor may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if the failure of the RE Investor to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use, in accordance with the terms of this Agreement, its required efforts to cause the Closing to occur shall have been a principal cause of the failure of such condition.

ARTICLE VIII

Termination; Survival

SECTION 8.01     Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)     by mutual written consent of the Company and the RE Investor;

(b)     by either the Company or the RE Investor if:

(i)     the Closing should not have occurred on or prior to June 15, 2020 (the “Outside Date”);

(ii)     any Governmental Entity issues an order, decree or ruling or has taken any other action permanently enjoining, restraining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and nonappealable;

(iii)     the Investment Agreement is terminated in accordance with its terms;

(c)     by the RE Investor upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any of the conditions set forth in Section 7.01 or 7.03 would not be satisfied and such breach or condition is not curable or, if curable, is not cured on or prior to the earlier of (x) the date which is 15 days following written notice thereof is given by the RE Investor to the Company and (y) the Outside Date; and

(d)     by the Company upon written notice to the RE Investor, if there has been a breach of any representation, warranty, covenant or agreement made by the RE Investor in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that any of the conditions set forth in Section 7.01 or 7.02 would not be satisfied and such breach or condition is not curable or, if curable, is not cured on or prior to the earlier of (x) the date which is 15 days following written notice thereof is given by the Company to the RE Investor and (y) the Outside Date;

provided, however, that the right to terminate this Agreement pursuant to Sections 8.01(b), (c) and (d) shall not be available to any party to this Agreement whose material breach of any of its representations, warranties, covenants or agreements contained in this Agreement (or, with respect to Section 8.01(b)(iii), the Investment Agreement, it being understood that a breach by the Equity Investor of its representations, warranties, covenants or agreements under the Investment Agreement shall be deemed a breach by the RE Investor for purposes of this proviso and a breach by ACI of its representations, warranties, covenants or agreements under the Investment Agreement shall be deemed a breach by the Company for purposes of this proviso) shall have been the principal cause of, or shall have resulted in, the failure of any such condition.

SECTION 8.02     Effects of Termination. In the event of the termination of this Agreement as provided for in Section 8.01, this Agreement shall forthwith become wholly void and of no further force and effect without any liability or obligation on the part of the Company or the RE Investor, except that the this Section 8.02 and Article IX (other than Section 9.04) shall survive any termination of this Agreement; provided that the termination of this Agreement shall not relieve any party hereto from any liability for any willful and material breach by a party of the terms and provisions of this Agreement.

SECTION 8.03     Survival. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. The representations and warranties made herein shall survive for twelve (12) months following the Closing Date and shall then expire; provided that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement; and provided further that any representation or warranty contained in this Agreement shall survive until the resolution of a pending claim in the event a claim surrounding such representation or warranty has been brought in good faith before the expiry thereto pursuant to this provision. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires.

SECTION 8.04     Limitation on Damages. Notwithstanding any other provision of this Agreement, except in the case of fraud or pursuant to Section 6.04, no party shall have any liability to the other in excess of the sum of (a) the Purchase Price and (b) the Purchase Price (as defined in the Investment Agreement) (such sum, the “Aggregate Purchase Price”), and no party shall be liable for any speculative, special or punitive damages with respect to this Agreement, provided that nothing in this Section 8.04 shall impair or limit a party’s rights set forth in Section 9.05. Notwithstanding the foregoing, except in the case of fraud, the aggregate liability of (x) the Company pursuant to this Agreement and ACI pursuant to the Investment Agreement and (y) the RE Investor pursuant to this Agreement and the Equity Investors pursuant to Investment Agreement shall, each case, not exceed the Aggregate Purchase Price.

SECTION 8.05     Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including entities that become parties hereto after the date hereof or that agree in writing for the benefit of the Company to be bound by the terms of this Agreement applicable to the Company, and, subject only to the specific contractual provisions hereof, no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

ARTICLE IX

Miscellaneous

SECTION 9.01     Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by email (which is confirmed) or if mailed, three days after mailing (one Business Day in the case of express mail or overnight courier service) to the parties at the following addresses or emails (or at such other address or email for a party as shall be specified by like notice):

(a)     If to the Company:

ACI Real Estate Company LLC c/o Albertsons Companies, Inc. 250 Parkcenter Blvd. Boise, ID 83706 Attention: Robert A. Gordon, Esq. Email: robert.gordon@albertsons.com with a copy to (which copy alone shall not constitute notice):

Schulte, Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Attention: Stuart D. Freedman, Esq. Email: stuart.freedman@srz.com

(b)     If to the RE Investor:

Al RE Investor Holdings, LLC

c/o, Apollo Hybrid Value Management, L.P.

9 West 57th Street

43rd Floor

New York, New York 10019

Attention: Justin Korval;

                 Craig Horton

Email:       jkorval@apollo.com;

                  chorton@apollo.com

with a copy to (which copy alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Brian P. Finnegan, Esq. Email: bfinnegan@paulweiss.com

SECTION 9.02     Amendments, Waivers, etc. This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the party against whom such amendment or waiver shall be enforced The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, shall not constitute a waiver by such party of its right to exercise any such other right, power or remedy or to demand such compliance.

SECTION 9.03     Counterparts. This Agreement may be executed in two or more identical counterparts (including by electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by electronic transmission or otherwise) to the other parties.

SECTION 9.04     Further Assurances. Each party hereto shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to consummate or implement the Transactions.

SECTION 9.05     Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of the State of New York applicable to contracts executed and to be wholly performed within the State of New York without giving effect to principles of conflicts of Law.

(b)     The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Without limitation of the foregoing, the parties hereby further acknowledge and agree that prior to the Closing, the Company (with respect to the RE Investor) and the RE Investor (with respect to the Company) shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the covenants required to be performed by the RE Investor (in the case of the Company) and by the Company (in the case of the RE Investor) under this Agreement (including, as applicable, to cause (i) the RE Investor to consummate the Closing and to make the payments contemplated by this Agreement and (ii) the Company to consummate the Closing and to issue the Investor Exchange Right contemplated by this Agreement) in addition to any other remedy to which the Company or the RE Investor (as applicable) is entitled at law or in equity, including the Company’s and the RE Investor’s right to terminate this Agreement and seek money damages in accordance therewith; provided that if a judgment specifically enforcing the terms and provisions of this Agreement is awarded by any court of competent jurisdictions, the Company or the RE Investor (as applicable) shall not also be entitled to receive any other remedy. Each party further agrees that it shall not take any position in any legal proceeding concerning this Agreement that is contrary to the terms of this Section 9.05. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

(c)     EACH OF THE PARTIES AGREES THAT ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT BETWEEN THE PARTIES, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN ANY FEDERAL COURT OF NEW YORK OR ANY STATE COURT LOCATED IN NEW YORK COUNTY, IN THE STATE OF NEW YORK AND EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE

EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.EACH PARTY HERETO AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH IN SECTION 9.01 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUCH ACTION OR PROCEEDING.

(d)     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.05(d).

SECTION 9.06     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof”, “date of this Agreement” and words of similar import shall refer to May 20, 2020. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”. The words “made available to the RE Investor” and words of similar import refer to documents (a) posted to the Data Room by or on behalf of the Company on or prior to the date two Business Days prior to the date hereof or (b) delivered in person or electronically to the RE Investor prior to the date hereof. All references to “$” mean the lawful currency of the United States of America. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules or regulations) by succession of comparable successor statutes, rules or regulations and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a Person are also to its successors and permitted assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.07     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

SECTION 9.08     No Third-Party Beneficiaries. Except as provided in Section 8.05, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement and such permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, whether as third party beneficiary or otherwise.

SECTION 9.09     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that RE Investor may assign its rights under this Agreement and the Related Agreements, in whole or in part, to any of its Affiliates without the prior written consent of the Company; provided, that, the RE Investor will remain liable for all of its obligations under this Agreement.

SECTION 9.10     Acknowledgment of Securities Laws. The RE Investor hereby acknowledges that it is aware, and that it will advise its Affiliates and Representatives who are provided material non-public information concerning the Company or its securities, that the United States securities Laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.

SECTION 9.11     Entire Agreement. This Agreement (including the Exhibits hereto and the Company Disclosure Letter), together with the other Transaction Documents, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof and thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Real Estate Agreement as of the day and year first above written.

COMPANY:

ACI REAL ESTATE COMPANY LLC

By:	/s/ Laura A. Donald
Name: Laura A. Donald
Title: Secretary

[Signature Page to Amended and Restated Real Estate Agreement]

RE INVESTOR:

AL RE INVESTOR HOLDINGS, LLC

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Signature Page to Amended and Restated Real Estate Agreement]